Exhibit 10.63
POWER INTEGRATIONS, INC.
COMPLIANCE POLICY
REGARDING IRC SECTION 409A
1.	Introduction.
     (a) This Compliance Policy Regarding IRC Section 409A (the “Policy”) is hereby adopted by Power Integrations, Inc.(the “Company”) on December 31, 2008 (the “Adoption Date”), to be first effective as of December 31, 2008, in order to comply with the documentary compliance requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the administrative guidance promulgated thereunder (collectively, “Section 409A”). The Policy will have the scope and limitations set forth herein and shall be enforceable to the extent permitted by law.
     (b) The Company from time to time has entered into and in the future may enter into agreements with its executive officers (collectively the “Executives” and each an “Executive”) that provide for certain compensation and benefits, including but not limited to separation benefits (each an “Executive Benefits Agreement”).
     (c) The provisions of this Policy are intended to comply with the requirements of (including by way of exception from) Section 409A so that none of the payments and benefits to be provided under any arrangement covered by this Policy will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company will take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment of payments and benefits. However, the Company can give no assurance to any employee or other service provider that such actions, including the adoption of this Policy, will have such effect, and employees and other service providers shall remain responsible for paying all applicable taxes, including those imposed by Section 409A.
     (d) This Policy is not intended to increase or decrease the payments or benefits offered to affected employees and other service providers.
2.	Coverage.
     (a) Retrospective Coverage. Except as set forth below, the Executive Benefits Agreements and each compensation arrangement to which the Company or an affiliate is a party that potentially provides for a nonqualified deferral of compensation described in Section 409A shall have its terms governed by the Policy. A deferred compensation agreement that is governed by the Policy is hereinafter referred to as a “Subject Arrangement.” The compensation arrangements that are excluded from this Policy and therefore do not constitute Subject Arrangements are as follows:
     (i) Any “stock rights” as described in Treasury Regulations Section 1.409A-1(b)(5)(i); provided further that the Executive Benefit Agreements shall not apply to stock options granted by the Company that constitute deferred compensation for the purposes of Section 409A as of the date hereof (or would constitute such deferred compensation if the value of the Company’s stock were greater than the exercise price of such options).
     (ii) With the exception of bonus and expense reimbursement arrangements, any arrangement that is not in writing.
     (iii) Arrangements entered into with an individual who is not and is not reasonably likely to become subject to taxation in the United States in respect of his or her compensation.
     (b) Prospective Coverage. Each compensation arrangement to which the Company or an affiliate is a party that is entered into on or after January 1, 2009 that potentially provides for a nonqualified deferral of compensation described in Section 409A shall have its terms governed by this Policy, unless such arrangement specifically provides for an exemption from this Policy or such new arrangement otherwise expressly provides for the manner in which it is exempt from or compliant with Section 409A.
3.	Payment Terms.
     (a) Lump Sum Payments. Unless otherwise expressly provided by the operative terms of a Subject Arrangement, any amount to be paid to a service provider in the form of a single payment following the date the amount is earned by the service provider pursuant to a Subject Arrangement shall be paid not later than the March 15th of the calendar year following the calendar year during which such amount was earned (i.e., ceased to be subject to a substantial risk of forfeiture) by the service provider (such period, the “Short-Term Deferral Period”). For purposes of this Policy, a “single payment” shall also include all payments otherwise scheduled to be made by the end of the Short-Term Deferral Period.
     (b) Installment Payments. To the extent that payments made upon termination of employment are not being made under a Subject Arrangement in a “single payment,” as described in Section 3(a) above, any amount paid that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits (as defined below). If a Subject Arrangement states that severance benefits will be paid on a termination without cause, but is silent on whether such termination includes a termination by reason of death or disability, the Subject Arrangement shall be read to preclude payment on a termination by reason of death or disability (i.e., a termination without cause shall only be an “involuntary termination” within the meaning of Treasury Regulations Section 1.409A-1(b)(9)(iii)). “Section 409A Limit” shall mean the lesser of: (i) two (2) times the service provider’s annualized compensation based upon the annual rate of pay paid to the service provider during the Company’s taxable year preceding the Company’s taxable year of the service provider’s termination of employment as determined under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)(1); and (ii) two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the service provider’s employment is terminated.

     (c) Choice of Form of Payment. If a Subject Arrangement other than an Executive Benefit Agreement provides for a choice between a lump sum payment and a series of installment payments, a lump sum payment pursuant to Section 3(a) above is hereby selected.
     (d) Reimbursements and Taxable Health Benefits. To the extent that any taxable reimbursements of expenses, including taxable health benefits, are provided pursuant to a Subject Arrangement, they shall be made or provided in accordance with Section 409A, including, but not limited to, the following provisions:
     (i) The amount of any such expense reimbursement or in-kind benefit provided during a service provider’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year;
     (ii) The reimbursement of the eligible expense shall be made no later than the last day of the service provider’s taxable year that immediately follows the taxable year in which the expense was incurred;
     (iii) The right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment; and
     (iv) In the case of taxable health benefits, any health plan or insurance policy shall provide an objective, non-discretionary definition of expenses eligible for reimbursement.
     (e) Relocation Expenses. Any Subject Arrangement providing for relocation expense reimbursements and/or airfare expense reimbursements shall be subject to the following conditions:
     (i) Unless expressly provided otherwise in the Subject Arrangement, these expenses are reimbursable only so long as the individual remains an employee of the Company and only if the relocation occurs within the first 12 months following the commencement of employment (or, if later, the request for relocation).
     (ii) Any such reimbursements will be paid to within 30 days after the date the employee submits receipts for the expenses, provided the employee submits those receipts within 30 days after the expense is incurred.
     (iii) In all cases, the reimbursements will be subject to Section 3(d) above.
     (f) Commissions and Bonuses. For purposes of this Policy and Section 409A, all commissions and bonuses received under a Subject Arrangement shall be deemed earned and no longer subject to a risk of forfeiture on the day of receipt and no earlier.
     (g) Golden Parachute Excise Tax Provisions. Any Subject Arrangement that involves a provision designed to protect against the excise taxes imposed by Section 4999 of the Code by stating that benefits will be either delivered in full or delivered as to such lesser extent that would result in no portion of such benefits being subject to the excise tax (a “Reduced Amount”), whichever provides the service provider with a greater after-tax benefit, shall be interpreted to provide that any reduction in payments and/or benefits required by such provision shall occur in a manner necessary to provide the service provider with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the

Reduced Amount yields the greatest economic benefit to the service provider, the payments and benefits shall be reduced pro rata. Any authority of the service provider or the Company to specify the order of reduction of benefits is hereby revoked.
     (h) Further Deferrals. Any action taken by the Company or a service provider in the form of an amendment to a Subject Arrangement, where such action constitutes a “subsequent deferral election” within the meaning of Treasury Regulations Section 1.409A-2(b)(1), shall comply with the rules of Section 409A applicable to subsequent deferral elections. To the extent that any action taken that would constitute a subsequent deferral election does not so comply, such action shall be void.
4.	Separation from Service; Specified Employee Delays.
     (a) Notwithstanding anything to the contrary in a Subject Arrangement, no severance benefits shall become payable under a Subject Arrangement until the recipient of such benefits has a “separation from service” within the meaning of Section 409A. Furthermore, subject to Section 4(b) below, if the service provider is a “specified employee” within the meaning of Section 409A at the time of the service provider’s separation from service (other than due to death), and the severance benefits payable to the service provider, if any, pursuant to a Subject Arrangement, when considered together with any other severance benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Benefits that are otherwise payable within the first six (6) months following the service provider’s separation from service will become payable on the first payroll date that occurs after the date six (6) months and one (1) day following the date of the service provider’s separation from service (or such later date as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if a service provider dies following termination but prior to the six (6) month anniversary of termination (or any later delay date), then any payments delayed in accordance with this Section 4(a) shall be payable in a lump sum as soon as administratively practicable after the date of the service provider’s death, and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.
     (b) Prior to the imposition of the delay set forth in Section 4(a) above, the short-term deferral exception set forth in Section 6(d) below, the involuntary termination exception set forth in Section 3(b) above, and the exception for COBRA benefits set forth in Treasury Regulations Section 1.409A-1(b)(9)(v) shall first be applied to the greatest extent possible.

5.	Release Requirements.
     If an individual’s receipt of severance benefits under a Subject Arrangement will be subject to signing and not revoking a release of claims, such release of claims must be effective no later than sixty (60) days following the termination of employment date or, for releases already attached to Subject Arrangements prior to January 1, 2009, such earlier time as is expressly provided under the release (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, the individual will forfeit any rights to severance benefits that are conditioned on an effective release of claims. In no event will severance benefits be paid until the release becomes effective. If the severance benefits provided under the Subject Arrangement are not exempt from Section 409A, then on the first regular payroll date coinciding with or next following the Release Deadline, the Company shall pay the employee the severance benefits that would have been paid on and through such date pursuant to the original payment schedule but for the delay pending the date of the Release Deadline, with the balance of the payments paid thereafter on the original schedule. If the severance benefits provided under the Subject Arrangement are exempt from Section 409A, then on the first regular payroll date coinciding with or next following the date on which the release becomes effective, the Company will pay the employee the severance benefits that would have been paid on and through such date pursuant to the original payment schedule but for the delay pending the effectiveness of the release, with the balance of the payments paid thereafter on the original schedule.
6.	Interpretative Provisions.
     (a) Separation from Service. To the extent that any payments that may be considered deferred compensation under Section 409A are conditioned upon a termination of employment, “termination of employment” or any analogous term shall be read to mean “separation from service,” as such term is defined in Section 409A, without regard to alternative definitions permitted by Treasury Regulations Section 1.409A-1(h)(1)(ii).
     (b) Good Reason.
     (i) To the extent that any payments pursuant to a Subject Arrangement are to be made based upon a constructive termination or termination for good reason, those provisions are to be interpreted as requiring the individual choosing to exercise his or her right to terminate employment to provide the Company notice of a condition giving rise to the good reason within ninety (90) days following its occurrence and to provide the Company thirty (30) days to cure such condition. The individual’s resignation must then be effective on or before the first anniversary of such first occurrence of a condition, or the date provided for in the Subject Arrangement, if earlier, if the condition is not cured.
     (ii) If a Subject Arrangement includes a material breach of the terms of the Subject Arrangement as a condition potentially giving rise to a constructive termination or termination for good reason, then unless specifically provided otherwise in a Subject Arrangement, the failure of any successor or assign to all or substantially all of the business or assets of the Company to assume such Subject Arrangement and substantially perform under such Subject Arrangement shall be deemed to be a material breach of the Subject Arrangement. In the case of the Executive Benefit Agreements, the foregoing provision shall supersede the second sentence of Section 16(a) of such agreements.

     (iii) If a Subject Arrangement includes a decrease of a service provider’s base salary, target annual bonus or employee benefits as a condition giving rise to a constructive termination or termination for good reason, such condition shall be interpreted in a manner so that a decrease in bonus or employee benefits, taken alone, shall not satisfy the condition if there is not also a material decrease in the service provider’s total compensation.
     (c) Separate Payments. Each payment and benefit paid under any Subject Arrangement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).
     (d) Short-Term Deferral. Any amount paid under any Subject Arrangement that satisfies the requirements of the short-term deferral exception set forth in Treasury Regulations Section 1.409A-1(b)(4), including, without limitation, installment payments that are not covered by Treasury Regulations Section 1.409A-1(b)(9)(iii), shall not constitute Deferred Compensation Separation Benefits for purposes of the Policy.
     (e) Disability. The definition of “disability” set forth in Treasury Regulations Section 1.409A-3(i)(4)(i) shall apply to a Subject Arrangement other than an Executive Benefits Agreement and shall supersede such definition (or the definition of an analogous term) in the Subject Arrangement to the extent necessary to avoid gross income inclusion and additional taxation under Section 409A(a)(1). With respect to the Executive Benefits Agreements, no health insurance continuation benefits shall become payable in connection with the Permanent Disability of an Executive until the Executive has a “separation from service” within the meaning of Section 409A.
     (f) Change of Control. The definitions of “change in the ownership of a corporation,” “change in the effective control of a corporation,” and “change in the ownership of a substantial portion of a corporation’s assets” set forth in Treasury Regulations Section 1.409A-(3)(i)(5) shall apply to a Subject Arrangement other than an Executive Benefits Agreement and supersede such definitions (or the definitions of analogous terms) in the Subject Arrangement to the extent necessary to avoid gross income inclusion and additional taxation under Section 409A(a)(1).
7.	Miscellaneous.
     (a) Full Force and Effect. To the extent not expressly amended hereby, all Subject Arrangements shall remain in full force and effect.
     (b) Administration. This Policy shall be administered by the Company, and its application and interpretation of this Policy shall be final and binding on all persons.
     (c) Amendment, Waiver and Termination. Any provision of this Policy may be amended, waived or terminated by a written instrument executed by the Company.
     (d) At-Will Employment. Any service provider’s employment with the Company is “at-will” and may be terminated at any time with or without cause or notice unless otherwise set forth in a writing signed by the Company and the service provider. This Policy is not intended and shall not be interpreted to change such at-will relationship.

     (e) Governing Law. This Policy shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.
     (f) Severability. If any provision of this Policy becomes or is determined to be illegal, unenforceable or void, this Policy shall continue in full force and effect without said provision.

     (g) Integration. This Policy represents the entire agreement and understanding as to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral.

POWER INTEGRATIONS, INC.

By:	/s/ Bill Roeschlein

Name:	Bill Roeschlein

Title:	Chief Financial Officer

Date:	December 31, 2008